For Immediate Release
Phoenix, Arizona – January 23, 2008
Contact:
David Jackson, CFO
(602) 269-2000

Knight Transportation Reports Revenue and Net Income for the Fourth Quarter of 2007

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter and year ended December 31, 2007.

For the quarter, total revenue increased 6.6%, to $186.5 million from $174.9 million for the same quarter of 2006.  Revenue, before fuel surcharge, decreased 0.2%, to $151.9 million from $152.1 million for the same quarter of 2006.  Net income decreased to $13.8 million from $20.2 million for the same period of 2006.  Net income per diluted share for the quarter was $0.16, compared to $0.23 for the same period of 2006.

For the year, total revenue increased 7.4%, to $713.6 million from $664.4 million for the same period of 2006.  Revenue, before fuel surcharge, increased 5.8%, to $601.4 million from $568.4 million for the same period of 2006.  Net income decreased to $63.1 million from $73.0 million for the same period of 2006.  Net income per diluted share was $0.72 compared to $0.84 for the same period of 2006.

The company previously announced a cash dividend of $.03 per share to shareholders of record on December 7, 2007, which was paid on December 28, 2007.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments: “The fourth quarter presented a continuation of what has been the most difficult operating environment in several years for the execution of our business model based on leading growth and profitability.  For the second consecutive year, a strong “peak” shipping season did not materialize in the fourth quarter. The industry wide supply of truckload equipment continued to outpace the freight demand, which pressured pricing and resulted in lower equipment utilization.  For the quarter, average freight revenue per tractor declined 6.5% on 4.4% more average tractors, as compared to the fourth quarter of 2006.  The decline resulted from a nearly equal combination of lower revenue per total mile and lower average miles per tractor.  In the quarter, our operations team decreased our empty mileage factor to 12.4% from 13.6%, an improvement of nearly 9.0%, despite a slightly shorter average length of haul.

“In this environment we took a hard look at our fleet size and reduced our tractor count by approximately 100 units during the quarter.  Having grown our fleet 10.1% compounded annually over the past three years, we had expanded our fleet size past the presently available amount of freight.  In the short term, we will closely scrutinize our fleet size and make adjustments as needed to provide customers the service they expect while generating adequate returns.  Over the long term, we are optimistic about our competitive position in the industry and expect that proper execution of our decentralized growth model will position us to emerge from the downturn with the ability to add more capacity and gain more market share.  In addition, we are able to grow with customers without adding tractor capacity by expanding our Knight Brokerage business.  During the year Knight Brokerage more than doubled in size, to approximately $29 million in revenue, with very little capital investment.

“From an expense perspective, increased insurance and claims expense, high fuel prices, and a softer market for our used tractors and trailers, were very challenging in the quarter.  The insurance and claims expense for the quarter included an approximately $3.0 million pre tax, or $.02 per share after tax, increase to auto liability claims reserves relating primarily to the settlement of certain claims incurred in a prior year.  Claims from the most recent two years have not experienced similar reserve increases. The U.S. national average diesel fuel prices increased by $0.64 per gallon in the fourth quarter of 2007 versus the fourth quarter of 2006.  High fuel prices contributed to a 100 basis point increase in net fuel expense as a percentage of revenue.  Gain on sale of equipment was $980,500 for the fourth quarter of 2007 versus $1.6 million for the fourth quarter of 2006.  These expense headwinds were partially offset by a decrease in compensation expense relating to lower bonus compensation.

"Despite the difficult freight market and the specific items discussed above, our low-cost philosophy and rigorous controls allowed us to post a consolidated operating ratio of 85.3%.  Excluding the increase to 2005 claims reserves, we estimate that our consolidated operating ratio would have been approximately 83.3%, and our Dry Van business would have posted an operating ratio of approximately 82%.

“At December 31, 2007, our balance sheet remained debt free, our cash and short term investments had grown to $31.3 million and our shareholders' equity was $487.6 million.

“Looking forward, we presently expect the first quarter freight market to be no better than the fourth quarter, and perhaps seasonally slower.  From an operating ratio standpoint, all else being equal, we would hope a more normalized insurance and claims quarter would offset the effect of any further deterioration in average freight revenue per tractor.  In such an environment, we expect to manage our fleet size carefully and to consider internal growth or contraction of our tractor fleet as events unfold.  Over the near term, we expect revenue growth, if any, to come primarily from our Knight Brokerage business.  We have, however, ramped up our efforts to identify acquisitions or other investment opportunities that may offer a strategic advantage.  In the longer term, we believe declining orders for new tractors and trailers, an eventual increase in freight demand, a chronic shortage of drivers, the exit of underperforming carriers from the market, and fleet downsizing by the larger truckload carriers may result in a more appropriate balance of supply and demand in the marketplace sometime in 2008.”

The company will hold a conference call on January 24, 4PM ET, to further discuss its results of operations for the quarter ended December 31, 2007.  The dial in number for this conference call is 1-866-259-7123.

Knight Transportation, Inc is a truckload carrier offering dry van, refrigerated, and brokerage services to customers through a network of service centers located throughout the United States.  As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies.  The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited, in thousands, except per share amounts)

	2007	2006	2007	2006
REVENUE:
Revenue, before fuel surcharge	$151,861	$152,142	$601,359	$568,408
Fuel surcharge	34,677	22,774	112,224	95,999
TOTAL REVENUE	186,538	174,916	713,583	664,407

OPERATING EXPENSES:
Salaries, wages and benefits	49,883	51,020	201,856	191,550
Fuel expense - gross	54,300	40,820	189,055	165,594
Operations and maintenance	9,361	8,890	39,083	35,881
Insurance and claims	10,528	7,398	32,440	26,189
Operating taxes and licenses	3,732	3,492	14,754	13,507
Communications	1,553	1,515	5,539	5,649
Depreciation and amortization	16,874	15,345	65,688	60,387
Lease expense - revenue equipment	54	107	350	431
Purchased transportation	14,385	11,328	52,370	39,937
Miscellaneous operating expenses	3,522	2,144	10,006	5,790
	164,192	142,059	611,141	544,915
Income From Operations	22,346	32,857	102,442	119,492

Other income (expense)	-	(713)	668	(713)
Interest income	357	189	1,315	1,067
Interest expense	-	(1)	-	(1)
	357	(525)	1,983	353

Income Before Income Taxes	22,703	32,332	104,425	119,845
INCOME TAXES	8,886	12,169	41,302	46,879

NET INCOME	$13,817	$20,163	$63,123	$72,966
Net Income Per Share
- Basic	$0.16	$0.23	$0.73	$0.85
- Diluted	$0.16	$0.23	$0.72	$0.84
Weighted Average Shares Outstanding
- Basic	86,612	86,041	86,391	85,802
- Diluted	87,121	87,052	87,240	87,040

BALANCE SHEET DATA:
	12/31/2007	12/31/2006
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$23,688	$1,582
Short term investment	$7,620	$-
Accounts receivable, net	88,535	85,350
Notes receivable, net	19	341
Other current assets	24,994	16,613
Prepaid expenses	8,776	8,342
Income Tax Receivable	3,558	-
Deferred tax asset	10,157	8,759
Total Current Assets	167,347	120,987

Property and equipment, net	459,548	433,828
Notes receivable, long-term	887	348
Goodwill	10,372	10,256
Intangible assets, net	238	300
Other assets and restricted cash	4,972	4,500

Total Assets	$643,364	$570,219

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$17,744	$13,077
Accrued payroll and purchased transportation	7,992	7,411
Accrued liabilities	8,048	15,184
Claims accrual	28,662	25,926
Total Current Liabilities	62,446	61,598

Deferred Income Taxes	93,368	82,526

Total Liabilities	155,814	144,124

Common stock	867	861
Additional paid-in capital	102,450	94,220
Retained earnings	384,233	331,014
Total Shareholders' Equity	487,550	426,095

Total Liabilities and Shareholders' Equity	$643,364	$570,219

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2007	2006		2007	2006
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$37,572	$40,178	-6.5%	$151,945	$160,891	-5.6%

Average Length of Haul	549	563	-2.5%	542	561	-3.4%

Empty Mile Factor	12.4%	13.6%	-8.8%	12.8%	12.6%	1.6%

Operating Ratio**	85.3%	78.4%		83.0%	79.0%

Average Tractors - Total	3,834	3,671	4.4%	3,780	3,446	9.7%

Tractors - End of Quarter:
Company	3,527	3,412		3,527	3,412
Owner - Operator	231	249		231	249
	3,758	3,661		3,758	3,661

Trailers - End of Quarter	8,809	8,761		8,809	8,761

Net Capital Expenditures (in thousands)	$35,638	$39,627		$92,277	$127,725

Cash Flow From Operations (in thousands)	$32,582	$46,663		$118,775	$133,030

*	Includes dry van and refrigerated revenue without fuel surcharge.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge.  Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, CFO, at (602) 269-2000

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